Exhibit 99.1

News from Great Lakes Dredge & Dock Corporation
For further information contact:
Deborah A. Wensel
Chief Financial Officer
630-574-3772

GREAT LAKES DREDGE & DOCK CORPORATION

PURCHASES TWO NEW DREDGES

Oak Brook, Illinois — October 24, 2007 — Great Lakes Dredge & Dock Corporation (NASDAQ: GLDD) — the largest provider of dredging services in the United States and a major provider of commercial and industrial demolition services, today announced that it has signed a definitive agreement to purchase dredging equipment from Dragaport Ltda. (“Dragaport”).  Dragaport is a Brazilian engineering and civil construction company, specializing in dredging activities.

The terms of the agreement with Dragaport provide for Great Lakes Dredge & Dock Company, LLC (“Great Lakes”), a subsidiary of Great Lakes Dredge & Dock Corporation, to purchase from Dragaport two 5600 cubic meter hopper dredges, the “Macapa” and “Boa Vista 1”, for the aggregate price of $25 million.  These dredges are currently flagged and located in Brazil.  The Company’s intent is to reflag these vessels under Marshall Island law and deploy them to the Middle East to begin working on projects currently in backlog.  The acquisitions of the dredges are expected to be financed with cash on hand and borrowings under the Company’s senior credit facility by the end of 2007.

Douglas B. Mackie, President & Chief Executive Officer, said, “During the past several years, we have been increasingly successful in being awarded projects in the Middle East.  The acquisition of these two dredges will increase our hopper capabilities, improving our operating efficiencies on current projects and enabling the Company to negotiate more competitively on upcoming projects.  Having identified the Middle East as a market with significant growth potential, the ability to increase our footprint in the region and add capacity further strengthens the Company’s competitive position in this geographic area.”

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations, averaging 18% of its dredging revenues over the last three years.  Great Lakes also owns an 85% interest in North American Site Developers, Inc., one of the largest U.S. providers of commercial and industrial demolition services.  Additionally, the Company owns a 50% interest in a marine sand mining operation in New Jersey which supplies sand and aggregate used for road and building construction.  Great Lakes has a 117-year history of never failing to complete a marine project and owns the largest and most diverse fleet in the industry, comprising over 180 specialized vessels.

The matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Certain forward-looking statements can be identified by the use of forward-looking terminology, such as ‘believes’, ‘expects’, ‘may’, ‘will’, ‘could’, ‘should’, ‘seeks’, ‘approximately’, ‘intends’, ‘plans’, ‘estimates’, or

‘anticipates’, or the negative thereof or other comparable terminology, or by discussions of strategy, plans or intentions.  In particular, any statements, express or implied, concerning future operating results or ability to generate revenues, income or cash flow to service debt are forward-looking statements.  Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected.  These include risks associated with Great Lakes’ substantial leverage, fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, international operations, government regulation, restrictive debt covenants and fluctuations in quarterly operations. In light of these and other uncertainties, the inclusion of forward-looking statements in this news release should not be regarded as a representation by Great Lakes that Great Lakes’ plans and objectives will be achieved.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Great Lakes assumes no obligation to update information contained in this news release.

(GLDD-G)